Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Unitholders and Board of Trustees

Elfun Funds:

We consent to the use of our report, dated February 25, 2015, with respect to the financial statements of the Elfun Trusts, Elfun International Equity Fund, Elfun Income Fund, Elfun Tax-Exempt Income Fund, Elfun Diversified Fund and Elfun Government Money Market Fund, incorporated herein by reference, and to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, MA

April 28, 2015